FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-04

From:	Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]
Sent:	Tuesday, November 19, 2019 12:08 PM
Subject:	BMARK 2019-B15 -- New Issue Announcement (Public)

BMARK 2019-B15 -- New Issue Announcement (Public)

$712.018mm Fixed Rate CMBS Offering

Co-Lead Managers
and Joint Bookrunners:	Citigroup, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC,

Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC

Class	S&P/Fitch/DBRS	Size($mm)	C/E	WAL	Cum LTV	U/W NOI Debt Yld
A-1	AAA(sf)/AAAsf/AAA(sf)	15.769	30.000%	2.64	42.3%	14.4%
A-2	AAA(sf)/AAAsf/AAA(sf)	48.560	30.000%	4.91	42.3%	14.4%
A-3	AAA(sf)/AAAsf/AAA(sf)	24.167	30.000%	6.91	42.3%	14.4%
A-4	AAA(sf)/AAAsf/AAA(sf)	220.000*	30.000%	9.81*	42.3%	14.4%
A-5	AAA(sf)/AAAsf/AAA(sf)	240.107*	30.000%	9.91*	42.3%	14.4%
A-AB	AAA(sf)/AAAsf/AAA(sf)	24.285	30.000%	7.27	42.3%	14.4%
AS	AA(sf)/AAAsf/AAA(sf)	61.380	22.500%	9.91	46.8%	13.0%
B	NR/AA-sf/AA(low)(sf)	40.921	17.500%	9.91	49.8%	12.2%
C	NR/A-sf/A(low)(sf)	36.829	13.000%	9.91	52.5%	11.6%

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES

BELOW (in $mm):

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-4	75.000-220.000	9.70-9.81
A-5	240.107-385.107	9.89-9.91

Collateral Summary
Initial Pool Balance:	$846.611mm
Number of Mortgage Loans:	32
Number of Mortgaged Properties:	87
Average Cut-off Date Mortgage Loan Balance:	$26.457mm
Weighted Average Mortgage Interest Rate:	3.74013%
Weighted Average Remaining Term to Maturity/ARD (months):	114
Weighted Average Remaining Amortization Term (months):	387
Weighted Average Cut-off Date LTV Ratio:	60.4%
Weighted Average Maturity Date/ARD LTV Ratio:	56.9%
Weighted Average Underwritten NCF Debt Service Coverage Ratio:	2.31x
Weighted Average Debt Yield on Underwritten NOI:	10.1%
% of Mortgaged Properties with Single Tenants:	19.4%
% of Mortgage Loans with Mezzanine Debt:	8.6%
% of Mortgage Loans with Subordinate Debt:	18.6%

Property Type:	40.8% Office, 20.3% Mixed Use, 17.4% Retail, 10.6% Multifamily, 5.3% Industrial

Top 5 States:	20.5% California, 14.7% Illinois, 10.4% New York, 8.7% North Carolina, 8.3% Ohio

Risk Retention:	L-Shaped

Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
Special Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
Operating Advisor:	Park Bridge Lender Services LLC
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.
Anticipated Timing:
Anticipated Pricing:	Early Week of 11/25
Anticipated Settlement:	12/18/2019

Term Sheet

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Annex

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICERS, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, ANY DIRECTING HOLDER, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-228597) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.